Exhibit 10.25c

    Amendment to the Amended and Restated 1997 Equity Plan for Non-Employee
                     Directors of Playboy Enterprises, Inc.

The Plan is amended by deleting the existing Section 4(c) thereof in its entirety and replacing such section with a new Section 4(c), as follows:

(c) Each Award of Option Rights shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, nonrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price,
(iii) any other legal consideration that the Board may deem appropriate, including, without limitation, any form of consideration authorized under
Section 4(d) below, on such basis as the Board may determine in accordance with this Plan, and (iv) any combination of the foregoing. In addition, the Board may, in its discretion and whether or not specified in an Award of Option Rights, permit payment of the Option Price by a "net exercise" via the forfeiture to the Company of a portion of the Option Rights pertaining to shares of Common Stock with a value (based on the Market Value per Share on the date of such forfeiture) equal to the exercise price of the portion of the Option Rights being exercised plus the applicable tax withholding amount.